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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                      First Hawaiian, Inc. and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges

                                                QUARTER ENDED              SIX MONTHS ENDED
                                                    JUNE 30,                     JUNE 30,
                                           -----------------------      ------------------------
                                             1998           1997          1998          1997
                                           ---------     ---------      ---------      ---------
                                                             (dollars in thousands)

Income before income taxes                 $  33,931     $  32,892      $  67,083      $  62,498
                                           ---------     ---------      ---------      ---------


Fixed charges:
   Interest expense                           66,145        63,796        131,890        126,677
   Rental expense                              2,704         2,612          5,444          5,379
                                           ---------     ---------      ---------      ---------
                                              68,849        66,408        137,334        132,056
Less interest on deposits                     51,798        48,606        102,831         95,813
                                           ---------     ---------      ---------      ---------

   Net fixed charges                          17,051        17,802         34,503         36,243
                                           ---------     ---------      ---------      ---------

   Earnings, excluding
      interest on deposits                 $  50,982     $  50,694      $ 101,586      $  98,741
                                           =========     =========      =========      =========

   Earnings, including
      interest on deposits                 $ 102,780     $  99,300      $ 204,417      $ 194,554
                                           =========     =========      =========      =========

Ratio of earnings to fixed charges:

   Excluding interest on deposits               2.99x       2.85x         2.94x         2.72x

   Including interest on deposits               1.49x       1.50x         1.49x         1.47x



For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.